   ----------------                                                                                 -------------------------------
        FORM 5                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL
                                               Washington, D.C. 20549
   ----------------                                                                                 -------------------------------
 X Check this box if no longer    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number          3235-0362
   subject to Section 16. Form 4                                                                    Expires:       PENDING
   or Form 5 obligations may                                                                        Estimated average burden
   continue.                                                                                        hours per response........1.0
   See Instruction 1(b)                                                                             -------------------------------
[ ] Form 3 Holdings Reported         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of
[ ] Form 4 Transactions Reported     the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act
                                                                           of 1940

----------------------------------------- ------------------------------------------- -----------------------------------------
 1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person to Issuer
    Unaxis Deutschland GmbH                  Applied Films Corporation (AFCO)              (Check all applicable)
----------------------------------------- ----------------------- -------------------          Director                  10% Owner
    (Last)  (First)  (Middle)             3. IRS Identification   4. Statement for       -----                  -----
                                             Number of Reporting     Month/Year                Officer            X      Other
                                             Person, if an entity                        -----                  -----
    Wilhelm-Rohn-Strasse 25                  (Voluntary)             12/01                     (give title below)    (specify below)
                                                                                                       Former 10% Owner
                                                                                               -------------------------------
-----------------------------------------                         -------------------- ---------------------------------------------
              (Street)                                            5. If Amendment,     7. Individual or Joint/Group Filing
                                                                     Date of Original          (check applicable line)
63450 Hanau, Germany                                                 (Month/Year)         Form Filed by One Reporting Person
                                                                                       ---
                                                                                        X Form Filed by More than One Reporting
                                                                                       ---Person
------------------------------------------- ----------------------------------------------------------------------------------------
      (City)   (State)      (Zip)               Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                 4.                              5. Amount of  6. Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                         (Month/Day/Year) (Instr. 8)                   (D)             and 4)        (Instr.4) (Instr. 4)
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
Common Stock, no par value                                                                       0(1)
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* If the form is filed by more than one    Potential persons who are to respond to the collection of information              (Over)
  reporting person, see instruction        contained in this form are not required to respond unless the form        SEC 2270 (3-99)
  4(b)(v).                                 displays a currently valid OMB control number

FORM 5 (continued)              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 or                         Derivative    6.                   of Underlying     8.       ities     Secur-   of
                 Exer-                      Securities    Date                 Securities        Price    Bene-     ity:     In-
                 cise      3.               Acquired (A)  Exercisable and      (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price     Trans-   4.      or Disposed   Expiration Date      ----------------  Deriv-   Owned     (D) or   Bene-
1.               of        action   Trans-  of (D)        (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of         Deriv-    Date     action  (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative       ative     (Month/  Code    4 and 5)      Date     Expira-               Number  ity      Year      (I)      ship
Security         Secur-    Day/     (Instr. ------------  Exer-    tion                  of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity       Year)    8)      (A)      (D)  cisable  Date        Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================
Explanation of Responses:

(1) Previously owned shares were sold in an underwritten public offering after Reporting Person had ceased to be a 10% Owner.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                     Unaxis Deutschland GmbH

                                                                                      /s/ Volker Grafe               January 8, 2002
Note: File three copies of this Form, one of which must be manually signed.          ------------------------------- ---------------
      If space provided is insufficient, see Instruction 6 for procedure.            By:  Volker Grafe                   Date
                                                                                          Managing Director
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                              Page 2
                                                                                                                     SEC 2270 (3-99)


                                              Joint Filer Information

Name:                                      Unaxis Holding AG

Address:                                   Hofwiesenstrasse 135
                                           8021 Zurich, Switzerland

Designated Filer:                          Unaxis Deutschland GmbH

Issuer & Ticker Symbol:                    Applied Films Corporation (AFCO)

Signature:                                 Unaxis Holding AG


                                           By:  /s/ Dr. Thomas Emch
                                              ----------------------------------
                                                    Dr. Thomas Emch


                                           By:  /s/ Dr. Beat Baumgartner
                                              ----------------------------------
                                                    Dr. Beat Baumgartner

                                              Joint Filer Information


Name:                                      Unaxis Deutschland Holding GmbH

Address:                                   Wilhelm-Rohn-Strasse 25
                                           63450 Hanau, Germany

Designated Filer:                          Unaxis Deutschland GmbH

Issuer & Ticker Symbol:                    Applied Films Corporation (AFCO)

Signature:                                 Unaxis Deutschland Holding GmbH



                                           By:      /s/ Volker Grafe
                                              ----------------------------------
                                                        Volker Grafe